UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

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March 23, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of the Shareholders of Republic First Bancorp, Inc. to be held on Tuesday, April 24, 2007, at 4:00 p.m., Philadelphia time, at the Union League of Philadelphia, Broad & Sansom Streets, Philadelphia, PA 19102.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the annual meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Enclosed with your proxy materials is a copy of our 2006 Annual Report to shareholders and Form 10-K.

We look forward to seeing you at the meeting.

Sincerely,

Harry D. Madonna
Chairman of the Board of Directors
Chief Executive Officer

REPUBLIC FIRST BANCORP, INC.

1608 Walnut Street

Philadelphia, Pennsylvania 19103

______________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 24, 2007
_______________________

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN THAT the 2007 Annual Meeting of Shareholders

(the “Annual Meeting”) of Republic First Bancorp, Inc. (the “Company”) will be held on Tuesday, April 24, 2007, at 4:00 p.m., Philadelphia time, at the Union League of Philadelphia, Broad & Sansom Streets, Philadelphia, PA 19102 to consider and act upon:

1.	The election of three (3) Class III Directors of the Company; and
2.	The transaction of such other business as properly may be brought before the Annual Meeting or any adjournment or postponement thereof.
Only shareholders of record of the Company at the close of business on March 13, 2007, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete and sign the enclosed proxy card and return it promptly to the Company in the enclosed envelope, which requires no postage if mailed in the United States.

March 24, 2007	Sincerely,

Denise Tinney
Corporate Secretary

IT IS IMPORTANT THAT YOU RETURN YOUR SIGNED PROXY CARD PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

______________________

TABLE OF CONTENTS
______________________

REPUBLIC FIRST BANCORP, INC.

1608 Walnut Street

Philadelphia, Pennsylvania 19103

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, April 24, 2007

_____________________

PROXY STATEMENT
_____________________

General Information

This Proxy Statement has been prepared and is being distributed in connection with the solicitation by the Board of Directors of Republic First Bancorp, Inc. (the “Company”) of proxies in the enclosed form for use at the 2007 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 24, 2007, at 4:00 p.m., Philadelphia time, at the Union League of Philadelphia, Broad & Sansom Streets, Philadelphia, PA 19102 (such meeting and any adjournment(s) or postponement(s) thereof are herein referred to as the “Annual Meeting”). This Proxy Statement is first being given or sent to shareholders of the Company on or about March 23, 2007.

Voting and Revocability of Proxies

Unless contrary instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for Directors named herein. As of the date of this Proxy Statement, the Board of Directors of the Company (the “Board”) knows of no business that will be presented for consideration at the Annual Meeting other than that referred to above. If any other business properly comes before the Annual Meeting, the persons designated in the enclosed proxy will vote on such business in accordance with their best judgment.

Any shareholder who executes and returns a proxy card may revoke it at any time before it is voted by delivering to Denise Tinney, Corporate Secretary of the Company,

at the principal executive offices of the Company at 1608 Walnut Street, Philadelphia, PA 19103, a written instrument revoking the proxy, a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

Your proxy is being solicited by the Board for use in connection with the Annual Meeting. The cost of such solicitation will be borne by the Company. Proxies may be solicited in person or by mail, telephone, telegram, mailgram or other means by Directors, officers, and employees of the Company. Such persons will not receive any fees for such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward such solic-iting material to the beneficial owners of shares held of record by them, and such custodians may be reimbursed for their expenses.

Voting Securities, Quorum and Required Vote

As of the close of business on March 13, 2007, the record date for voting at the Annual Meeting (“the Record Date”), there were 9,747,312 outstanding shares of common stock, par value $0.01 per share, of the Company. Holders of the Company’s common stock are entitled to one vote per share on all matters to be voted upon at the Annual Meeting.

As of the date hereof, there are no other classes of the Company’s capital stock issued or outstanding.

The presence in person or by proxy of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum for the purpose of conducting business at the Annual Meeting. For the purpose of determining the votes cast with respect to any matter presented for consideration at the meeting, only those votes cast “FOR” or “AGAINST” are included. Abstentions and broker non-votes (shares held by brokers on behalf of their customers which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present.

The three Class III nominees for Directors receiving the highest number of votes cast by shareholders entitled to vote for such class of Directors shall be elected.

Paul Verdi and Maria Oliveri shall be appointed the lawful proxies, each with full power of substitution, for and on behalf of the shareholders, to vote as specified in any appropriately completed proxy card, the shares of the Company’s common stock held of record by the shareholder.

Shareholder Communications with Directors

The Company does not have formal procedures for shareholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Corporate Secretary at Republic First Bancorp, Inc., 1608 Walnut Street, Philadelphia, PA 19103, with a request to forward the same to the intended recipient. In general, all shareholder communication delivered to the Corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, the Corporate Secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.

The Company encourages all incumbent Directors and nominees for election as Director to attend the Annual Meeting. All Directors attended the Annual Meeting in April, 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation and By-Laws provide for the classification of Directors into three classes, as nearly equal in number as possible, with approximately one-third of the Directors to be elected annually for three-year terms. The Articles of Incorporation and By-Laws provide that the Board may consist of not less than five Directors and not more than 25 Directors.

The Board consists of nine Directors divided into three classes. Currently, the Class I Directors are Harry D. Madonna, William W. Batoff and Louis J. DeCesare; the Class II Directors are Robert J. Coleman, Lyle W. Hall and Harris Wildstein, Esq.; and the Class III Directors are Neal I. Rodin, Steven J. Shotz and Barry L. Spevak.

The Class I Directors will hold office until the Company’s 2008 annual meeting and the Class II Directors will hold office until the Company’s 2009 annual meeting.  All Directors will hold office until the annual meeting of shareholders at which their terms expire and the elections and qualification of their successors.

The Board has nominated Neal I. Rodin, Barry L. Spevak and Steven J. Shotz to continue to serve as Class III Directors, each of whose term will expire in 2010. All of the Director nominees have agreed to stand for election. Assuming election of all nominees, a majority of the Board members will be independent, as defined by the rules of the NASDAQ Stock Market. The independent members of our Board include Messrs. Batoff, Coleman, Hall, Rodin and Spevak.

Director Nominees

The following individuals have been nominated for election to the Board each of them to serve until the end of his respective terms or until his successor is elected and qualified:

Neal I. Rodin, age 61, has been a Director of the Company and of Republic First Bank, a Pennsylvania chartered bank which is a wholly-owned subsidiary of the Company (the “Bank”) since 1988. Mr. Rodin has been the Managing Director of the Rodin Group, an international real estate investment company, since 1988, and has been the President of IFC, an international financing and investing company, since 1975.

Steven J. Shotz, age 62, has been a Director of the Company and the Bank since 1988 and a Director of First Bank of Delaware since 1999. Mr. Shotz was appointed as a Director of Remington Financial Group, a real estate investment bank in 2005 and has been the President of Quantum Group, Inc., a venture capital fund, since 1995.

Barry L. Spevak, age 46, has been a Director of the Company since April 2004.

He has also been a partner with Miller Downey Spevak Kaffenberger, Limited, a certified public accounting firm, since 1991 and serves on the board of directors of the Recording for the Blind and Dyslectic.

        Each of Messrs. Rodin, Shotz, and Spevak has agreed to be named as a nominee for Director in this Proxy Statement and has consented to serve as a Director if elected. The

Company expects all nominees to be willing and able to serve. The Board may designate a substitute nominee to replace any bona fide nominee who was nominated and who, for any reason, becomes unavailable for election or service as a Director. If any of the nominees becomes unable to serve, the persons designated in the enclosed proxy will vote for the election of such other person or persons as the Board may recommend.

Continuing Directors

Each of the following individuals will continue to serve as a Director of the Company until the end of his respective terms or until his successor is elected and qualified:

William W. Batoff, age 72, has been a Director of the Company and the Bank since 1988 and a Director of First Bank of Delaware since 1999. Since 1996, he has been the managing Director of William W. Batoff Associates, a government relations consulting firm. Prior to that, Mr. Batoff has been a senior consultant of Cassidy & Associates, a government relations consulting firm, since 1992, and has been a Presidential Appointee to the Advisory Board of the Pension Benefit Guarantee Corporation (PBGC) a United States Government Agency.

Robert J. Coleman, age 70, has been a Director of the Company and the Bank since April 2003. He has also been the Chairman & Chief Executive Officer of Marshall, Dennehey, Warner, Coleman & Goggin, a defense litigation law firm, since 1974.

Louis J. DeCesare, age 47, has been a Director of the Company and the Bank since February 2006. Mr. DeCesare has been President of the Bank since December 2006. Previously, Mr. DeCesare has been the Executive Vice President and Chief Lending Officer of the Bank since November 2003. Prior to that, Mr. DeCesare served as a Vice President of Commercial Lending of Commonwealth Bank from 1998 until 2002. He was Regional Vice President of Commerce Bank from 1994 to 1998.

Lyle W. Hall, Jr., age 62, has been a Director of the Company and the Bank since April 2004. Mr. Hall has been the President of Deilwydd Partners, a real estate and financial consulting company, since 1987. Prior to that, Mr. Hall was the Executive Vice President and Director of Butcher & Company, a New York Stock Exchange Investment Banking Company. Mr. Hall is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Harry D. Madonna, age 64 has been the Chairman and Chief Executive Officer of the Company and of the Bank since 1988. Since 1999 Mr. Madonna has been chairman of the Board of Directors of First Bank of Delaware. Since January 2002, Mr. Madonna also served as chief executive officer of First Bank of Delaware. Mr. Madonna was of counsel to Spector Gadon & Rosen, P.C., a general practice law firm located in Philadelphia, Pennsylvania, from January 1, 2002 until June 30, 2005, and prior to that, was a partner of Blank Rome Comisky & McCauley LLP, a general practice law firm located in Philadelphia, Pennsylvania, since 1980.

Harris Wildstein, Esq., age 62, has been a Director of the Company and the Bank since 1988. Since 1999, Mr. Wildstein has been a Director of the First Bank of Delaware, a Delaware chartered bank. Mr. Wildstein has also been the Vice President of R&S Imports, Ltd., an automobile dealership since 1977 and President of HVW, Inc., an automobile dealership, since 1982.

Committees of the Board of Directors

The Company’s Board of Directors has organized the following standing committees: the Executive Committee, the Audit Committee, the Nominating Committee and the Compensation and Option Committee.

Executive Committee. Messrs. Madonna (chair), Shotz and Wildstein serve as members of the Company’s Executive Committee. The Executive Committee is authorized to exercise all of the authority of the Board in the management of the Company’s affairs between Board meetings, unless otherwise provided by the by-laws or applicable law. The Executive Committee did not hold any meetings during 2006.

Audit Committee. Messrs. Hall (chair), Batoff and Spevak serve as members of the Audit Committee. The Board of Directors has determined that Mr. Hall is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K, and is “financially sophisticated,” as that term is defined under the rules of the NASDAQ Stock Market. The Audit Committee provides general financial oversight over financial reporting and the adequacy of the Company’s internal controls through meetings with the Company’s management and its independent auditors. All members of the Audit Committee are independent, as defined by the rules of the NASDAQ Stock Market. The Audit Committee held four meetings during 2006, and it operates under a written charter approved by the Board. A copy of the Audit Committee’s charter is available on the Company’s website at www.rfbkonline.com. See “Audit Committee Report to Shareholders.”

  Compensation and Option Committee. Messrs. Batoff (chair), Coleman, Hall, and Spevak serve as members of the Compensation and Option Committee (the “Compensation Committee”). The Compensation Committee is authorized to grant options, evaluate executive management’s performance and approve compensation arrangements for the Company’s Chief Executive Officer. The role of the Compensation Committee in approving and administering the Company’s compensation programs is discussed in detail in “Compensation Discussion & Analysis.” All members of the Compensation Committee are independent as defined by the rules of the NASDAQ Stock Market. The Compensation Committee held three meetings in 2006. A copy of the Compensation Committee’s charter is available on the Company’s website at www.rfbkonline.com.

Nominating Committee. Messrs. Spevak (chair), Hall, and Batoff serve as members of the Nominating Committee. All members of the Nominating Committee are independent, as defined by the rules of the NASDAQ Stock Market. The Nominating Committee held one meeting in 2006. A copy of the Nominating Committee’s charter is available on the Company’s website at www.rfbkonline.com.

The Nominating Committee oversees the composition and operation of the Company’s Board, including identifying individuals qualified to become Board members, recommending to the Board Director nominees for the next annual meeting of shareholders, and filling vacancies occurring between annual shareholder meetings. It identifies Director candidates by considering the recommendations of the Company’s Directors, executive officers and shareholders, as well as those of experts and consultants of the Company. The Nominating Committee evaluates each candidate’s background and experience as well as the candidate’s ability to act in the best interest of the Company’s shareholders, analyzing such qualities as the candidate’s accomplishments, business experience and acumen, honesty and integrity.

The Nominating Committee will consider Director nominees recommended by security holders for nomination for election at the annual meetings of the Company’s shareholders. The procedures for submitting such nominations are described below under “Shareholder Proposals and Nominations for the 2008 Annual Meeting.”

Meetings of the Board and Attendance

During 2006, the Directors held six Board meetings. All of the Directors attended at least 75% of all of the meetings of the Board and the meetings of all committees of the Board on which such Director served.

Executive Officers

The following sets forth certain information regarding the executive officers of the Company. Information pertaining to Harry D. Madonna, who is both a Director and Chief Executive Officer of the Company and to Louis J. DeCesare who is both a Director and is President and Chief Operating Officer of Republic First Bank (the “Bank”), may be found in the section entitled “Continuing Directors.”

Paul Frenkiel, age 54 has been the Chief Financial Officer of the Company, the Bank and First Bank of Delaware since November 2000, and had been a Director of First Bank of Delaware from January 2002 until April 2004. Prior to that, Mr. Frenkiel served as the Chief Financial Officer of JeffBanks Inc., a bank holding company, from 1987 until April 2000.

Randy McGarry, age 39, has been the Executive Vice President and the Chief Operations Officer of the Bank and First Bank of Delaware since January 2005. Prior to that, Mr. McGarry served as an Operations Officer from June, 1998 through December 2004. Prior to that, Mr. McGarry served in various operational functions since October 1991.

Paul A. Verdi, Jr., age 44, has been an Executive Vice President and Chief Retail Banking Officer of the Company, the Bank and First Bank of Delaware since September 1994. Prior to that, Mr. Verdi served as vice president/area manager of First Fidelity Bank since 1986.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES.

EXECUTIVE COMPENSATION

Following the spin-off by the Company in 2005 of First Bank of Delaware, all of the employees of the Company and its subsidiaries (the Company and Republic First Bank are sometimes in this section jointly referred to as the “Company”) were transferred to BSC Services Corporation, a wholly-owned subsidiary of First Bank of Delaware. Certain of the Company’s officers continue to serve as officers of First Bank of Delaware. The Company and First Bank of Delaware have agreed to reimburse BSC Services Corporation for compensation expenses related to such officers. Such reimbursement will be made by the Company and First Bank of Delaware in accordance with agreed upon time allocations. Such allocations will include the amounts spent on the work of such respective officers for the Company. See “Certain Relationships and Related Party Transactions.”

COMPENSATION DISCUSSION & ANALYSIS

Overview of the Executive Compensation Program. The Company’s executive compensation program includes a number of fixed and variable compensation and benefit components, typical of programs among comparable community banking and financial services companies in our local and regional marketplace.

The program provides participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors and the Compensation Committee.

Compensation Philosophy and Program Objectives. We believe that the compensation program for executives should directly support the achievement of specific annual, longer-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of Company shareholders.

The current program provides sufficient levels of fixed income, in the forms of base salary and health & welfare benefits, to attract high caliber executive talent to the organization. It also provides competitive annual and longer-term incentive opportunities to encourage specific performance and to reward the successful efforts of executives.

The incentive opportunities are based on competitive industry practice and will provide as much as 40% to 60% of executives’ total compensation, depending on their role in the organization, from short- and longer-term incentive opportunities, but only when performance targets are met on a consistent basis.

The current program contains certain deferred post-employment compensation features, provided on a selective basis, to encourage retention through long-term wealth accumulation opportunities and to assure transition support in the event of substantial organization or ownership change. These provisions clearly support retention of good performers by the organization.

We believe that the features and composition of the current program are consistent with practices of other comparable community banking and financial services organizations in our marketplace and that it balances the need for competitive pay opportunities at the executive level with shareholders’ expectations for reasonable return on their investment.

Program Management. The Compensation Committee (the “Committee”) of the Board of Directors has primary responsibility for the design and administration of the executive compensation program. It reviews the make-up and administration of the executive compensation program throughout the year in light of changing organization needs and operating conditions and changing trends in industry practice. In evaluating program effectiveness, the Committee utilizes information from management and the services of an outside consultant. Strategic Compensation Planning, Inc. of Malvern, PA is the Committee’s consultant on executive and director compensation matters.

The Committee currently consists of four (4) directors, all of whom qualify as independent members of the Board. William W. Batoff serves as Chair of the Committee. Robert J. Coleman, Lyle W. Hall and Barry L. Spevak also serve on the Committee.

Role of Executive Management in the Pay Decision Process. The Committee is responsible for approving compensation related decisions. In formulating its decisions, the Committee will regularly seek information about the performance of the business, organization staffing requirements and the performance levels of incumbent executives from the Chief Executive Officer. It will also utilize the services of the Company’s Chief Financial Officer and, as circumstances suggest, other officers of the Company. The Committee weighs the information provided by officers carefully, especially the recommendations of the Chief Executive Officer on decisions affecting subordinate executives, but ultimately makes its decisions independently.

Program Review and Pay Decision Process. Starting in the early Fall of a calendar year and usually continuing through January of the following year, the Compensation Committee (1) receives information on current executive compensation levels in the industry and industry program practices, (2) conducts a comprehensive review of the Company program structure and provisions, and (3) considers salary and benefit adjustments and incentive awards for executives.

After examining industry practice information provided by its outside consultant, the Committee determines (1) if the content and structure of the Company program is still competitive, (2) if the current provisions remain consistent with the Company’s overall pay philosophy, and (3) if they continue to support achievement of business objectives.

After deciding on the program structure for the coming calendar year, the Compensation Committee will examine the current compensation and benefit levels of incumbent executives in light of their continuing or changing roles in the business, the assessments of their individual performances by the Chief Executive Officer, and industry practice trends.

Based on the information gathered about each executive, the Compensation Committee will make salary adjustments for executives during the coming calendar year. It will also determine annual incentive awards for executives based on results achieved against goals and objectives set at the beginning of the year, and it will determine appropriate longer-term incentive awards, usually in the forms of deferred compensation awards, or stock options or restricted stock grants.

These determinations were presented to the full Board of Directors at its December 19, 2006 meeting.

As incentive awards for the year ending are calculated, the Compensation Committee is also working with the Chief Executive Officer to construct organization and executive performance plans for the coming calendar year (the new fiscal year).

The Committee is also called upon to consider pay related decisions throughout the calendar year as executives are reassigned or promoted and new executives join the organization. In these instances, the Committee will review all aspects of the executive’s compensation including base salary level, annual incentive opportunities, longer-term incentive awards, participation in special benefit plans, and employment contract provisions, if applicable.

Pay Decision Factors and Considerations. The following factors typically influence Compensation Committee decisions on pay and benefits for Company executives:

Salary: executive’s overall performance during the year ending, changes in organization role and scope of responsibility, current salary in relation to the position’s market value, any significant changes in the industry’s pay practices for comparable positions.

Annual Incentive Awards: competitive industry practice with respect to size of awards, actual performance (achievement) against goals and objectives assigned for the fiscal year.

Longer-term Incentive Awards: competitive industry practice with respect to size of awards and the typical “mix” of stock options, restricted shares and other forms of equity-based grants, recent performance of the Company and the individual executive, applicable accounting rules for expensing equity awards, and shareholder concerns about dilution and overhang.

Nonqualified Compensation and Benefits: tax rules on qualified benefit plans, likely replacement income benefits for executives compared to other categories of employees within the organization, competitive industry practice for comparable type and level of executive positions.

Perquisites: the needs of the executive’s position, i.e., frequency of travel to other Company locations, or to meet with Company clients and prospective clients, and competitive industry practices for comparable executive roles.

Employment Contracts: where they serve Company needs for confidentiality about business practices and plans and preservation of the customer base (noncompetition and nonsolicitation provisions) and competitive industry practices.

Basis for Defining Competitive Compensation Levels and Practices. The types and levels of compensation included in the Company executive compensation program are generally consistent with current features and programming trends among similar size and type organizations in the Company’s local and regional marketplace.

Periodically, the Compensation Committee asks its outside consultant to review survey reports on national and regional compensation practice within Company’s industry group, focusing on pay levels and practices among Community Banking and Diversified Financial Services institutions based in the Mid-Atlantic Region and specifically the Greater Philadelphia metropolitan marketplace having assets of $800M to $1.5B. This range of institutions represents banking companies that are somewhat smaller and somewhat larger than Company. The asset range will be modified from time to time as Company’s operating circumstances change.

The consultant also examines proxy information on specific institutions in Company’s marketplace that fall into the comparison standards noted. For the 2007 program planning cycle, the outside consultant reviewed and discussed with the Compensation Committee executive compensation information from the following institutions in Pennsylvania, Delaware, and New Jersey:

Abington Community Bancorp, Inc.	Leesport Financial Corp.
Bancorp, Inc.	Peapack-Gladstone Financial
Bryn Mawr Bank Corp.	Royal Bancshares of Pennsylvania
First Chester County Corp.	Synergy Financial Group, Inc.
Greater Community Bancorp

Program Components. There are six (6) elements in the current executive compensation program:

1.
Base Salary. Base salary opportunities are set at the median level of industry practice for comparable jobs in like size and type community banking and financial service organizations. Within the defined competitive range, an executive’s salary level is based initially on his/her qualifications for the assignment and experience in similar level and type roles. Ongoing, salary adjustments reflect the individual’s overall performance of the job against organization expectations and may also reflect changes in industry practices. For most Company executive positions, salary will provide 50%-65% of total annual compensation, when considering the value of short-term incentive awards, deferred compensation contributions and other benefits provided by the organization.

2.	Health & Welfare Benefits. Executives participate in Company’s qualified health & welfare benefits program on the same terms and conditions as all other employees of the Company.

3.
Annual Performance Incentives. The annual performance incentive award plan provides participating executives with opportunities to earn additional cash compensation in a given year when corporate and business unit operating results and individual performance contributions meet or exceed the agreed upon business and organization goals for the period. Typical annual performance goals for Company executives include net income v. budget, loan and deposit growth v. budget and net interest margin against a target. The determination of actual awards is not formulaic, but, rather, the result of a review of achievements by the CEO and the Compensation Committee and the application of prevailing industry practices on annual incentive awards.

4.
Longer-term Performance Incentives. Executives are eligible to participate in longer-term incentive award plans established to focus executive efforts on the strategic directions and goals of the business and to reward them for their successes in increasing enterprise value. Awards can result in additional cash compensation or equity grants in the form of stock options or restricted stock. While the size of such awards may increase or decrease based on current business performance, it is the intention of the Compensation Committee to recommend some combination of the available awards at least annually as an incentive to focus executives future efforts on longer-term needs and objectives of the business.

a.     Equity Grant Plans. Our Amended and Restated Stock Option and Restricted Stock Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. We can also grant restricted stock to these same audiences. Our Compensation Committee is the administrator of all stock grant plans. Stock option or restricted stock grants may be made at the commencement of employment and from time to time to meet other specific retention or performance objectives. The Compensation Committee reviews and approves stock option and restricted stock awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of the executive’s existing long-term incentives, and retention considerations. Periodic grants of stock options or restricted stock are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Chief Executive Officer. In January 2007, stock options were granted to Named Executive Officers. Historically, we have used the closing price of company stock on the date of grant as the exercise price for stock option grants. The 2007 stock options will vest four (4) years after the date of grant and generally expire ten (10) years after the date of grant.

The Compensation Committee authorized the awarding of stock options to executives and certain employees on specific dates in December 2002 through December 2005. The timing of such grants was not tied to the release of negative or positive material information about Company. Prior to 2002, options were awarded from time to time, when authorized by the Committee, during the fourth calendar quarter. No annual practice or program of granting annual awards had been developed at that time.

The company has not established a policy regarding executive ownership of company stock and/or retention guidelines applicable to equity awards to executives.

b.    Deferred Compensation. At the end of the calendar year, Named Executive Officers may receive, at the Committee’s discretion, a contribution equal to some percentage of their base salary, usually 10%-25%, into a Deferred Compensation Plan. These contributions are converted into shares of Company common stock, or shares of First Bank of Delaware, a spin-off now wholly independent of the Company and vest three (3) years after the year in which the contribution is made. Receipt of this compensation, in the form of shares of Company or First Bank of Delaware common stock, is deferred to normal retirement.

5.
Nonqualified Benefits and Perquisites. We currently do not offer a nonqualified supplemental retirement income plan (SERP) to any of our executives, but may consider establishing such a benefit plan in the future as executive income levels rise and more are facing reduced retirement income benefits from qualified retirement income plans under current Federal regulations. (Our CEO, in his capacity as a Director, participates in a now frozen retirement income plan for Company Directors. The value of this benefit is included in the compensation tables.)

Perquisites for Company executives are generally limited automobile allowance or use of a company-provided automobile, and, in a very few instances, a club membership.

Typically, these perquisites are provided in instances where such benefits can facilitate the conduct of business with corporate and high net worth clients.

6.
Employment Contracts and Change of Control Agreements. Two (2) executives, our CEO and our President, have employment contracts with Company. As the business grows and more executives are involved in the leadership of the organization, it may be appropriate to extend use of such agreements to other executives.

The CEO and the President have Change of Control severance agreements in their employment contracts with Company. On the advice of its outside consultant, the Committee is considering limited Change of Control severance agreements for several other executives who are key contributors to the business.

a.     Post Retirement Income Benefits. When retired, former Company executives are only eligible to receive replacement income benefits from our qualified retirement income plans, the same plans covering other employees of the Company. We do not currently sponsor any type of supplemental retirement income plan for highly compensated employees, although we may consider instituting such a plan in the future.

b.    Severance in the Event of Termination Not for Cause or Change of Control. Two (2) executives, our CEO and our President, have specific severance arrangements in place with Company in the event of a termination of their employment not related to a Change of Control and in the event of a Change of Control. Under these arrangements, the CEO and the President would each be eligible to receive three (3) times their respective annual compensation. All outstanding equity grants and other benefit provisions would fully vest.

c.
Tax Gross-up Provision. The employment contracts for the CEO and the COO both provide for an excise tax liability gross-up payment to the executives following a Change of Control if their severance benefits exceed the then current IRS standard under Code Section 4999.

Recent Actions: 2006 and Q1, 2007. During 2006 and the first quarter of 2007, the Company, through its Compensation Committee and Board of Directors, has made a number of decisions related to executive compensation. In making these determinations, the Compensation Committee considered the Company’s compensation philosophy, the achievement of business and performance goals set by the Company, relevant peer group data, recommendations of the Company’s CEO and the advice of the Company’s outside consultant. The most important actions are summarized here.

Base Salaries. At the beginning of 2007, the President and COO of the Company received a salary increase of 25%, commensurate with the significant increase in responsibilities assigned to the incumbent. On the next anniversary of his contract, the CEO will receive an increase of 10%. Other executives received modest base salary increases reflecting typical “market movement” for their positions.

At the beginning of 2007, most Named Executive Officers were awarded salary increases ranging from 5% to 10%.

Annual Incentives. Executives received substantial incentive awards in 2006 for 2005 performance, reflecting strong financial and operating results for the prior period.

For 2006, the Board had established a series of Corporate and Business Unit goals for each Named Executive Officer. Based on results achieved against these goals, Named Executive Officers were again awarded significant incentive payments for their 2006 contributions and performances.

Longer-term Incentives. The Compensation Committee authorized stock option grants (granted January 2, 2007) and deferred compensation contributions to selected Named Executive Officers. These awards are, in part, considered further recognition of the good financial results achieved during 2006. The awards are also an integral part of the Company’s overall retention strategy aimed at key contributors to ongoing Company success.

Nonqualified Benefits and Perquisites. No nonqualified benefit plans have been introduced and there have been no changes in perquisites and related participation practices.

Employment Contracts and Change of Control Agreements. As noted earlier, the Compensation Committee approved an extension of the employment contract with the CEO and also approved entering into a formal employment contract with the President and COO, consistent with prevailing industry practices for comparable positions.

Status of the Program and Likely Practices Going Forward. The general structure of the Company executive compensation program was established several years ago and it has been continuously refined to meet the changing needs of the business and to maintain a competitive posture in the marketplace for executive talent.

Currently, all of Company’s Named Executive Officers are paid salaries that fall in the competitive median (50th percentile) range of industry practice. Future salary increases will be functions of industry practice changes and changes in executives’ roles in the business.

Recent annual incentive awards have been significant, but in line with the Company’s recent financial and operating results against the goals established for 2006 and 2005. The Compensation Committee will continue to provide substantial award opportunities for executives, consistent with performance results.

Equity grants to executives over the past two years have also been significant in some cases, again reflecting good performance of the business over the time period. Both stock option grants and deferred compensation contributions are likely to continue with the size of awards tracking with the performance results of the business.

It is possible that some of these future grants may include performance vesting in lieu of the traditional time vesting requirements attached to past grants.

Nonqualified Benefits. The Committee will continue to evaluate the need and effectiveness of a supplemental retirement income plan for certain highly compensated employees, but it has made no decision on this matter as of this time.

Perquisites. Company’s program has always been modest, offering use of a company vehicle primarily to those executives who travel among Company’s branch offices and operations centers and those who frequently meet with clients and prospects offsite. Similarly, club memberships are only provided for those executives who can utilize them in conducting the Company’s business.

Employment Contracts. The Compensation Committee has responsibility for review of current and proposed employment contracts and will specifically authorize contract renewals.

The Compensation Committee believes that the executive compensation program structure is competitive, generally mirroring the make-up of programs in other like institutions. Further, it intends to maintain the current leveraged approach to total compensation, directly tying a significant portion of an executive’s total earnings to achievements against goals and objectives approved by the Board of Directors.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exemptions for qualified “performance-based” compensation. The Company has obtained shareholder approval of its stock option plan, and compensation earned pursuant to such plans is exempt from the Section 162(m) limit. Since we retain discretion over bonuses and certain amounts contributed to the Deferred Compensation Plan, such amounts will not qualify for the exemption for performance-based compensation. Such amounts have not been at levels that, together with other compensation, approached the $1,000,000 limit. Due to the relatively conservative amount of annual compensation, the Company believes its compensation policies reflect due consideration of Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance.

It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements. We have been engaged in a process of reviewing and modifying our deferred compensation arrangements since the enactment of Section 409A in 2004 in order to remain compliant with provisional guidance issued by the Internal Revenue Service under Section 409A.

Compensation Committee Report. The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE	William W. Batoff, Chairman
Robert J. Coleman
Lyle W. Hall
Barry L. Spevak

Compensation Committee Interlocks and Insider Participation

In 2006 the Compensation Committee members were Messrs. Batoff, Coleman, Hall and Spevak. No executive officer of the Company served on any board of directors or compensation committee of any entity that compensates any member of the Compensation Committee that is also an executive officer of such other entity.

2006 SUMMARY COMPENSATION TABLE

The following table shows the annual compensation of the Company's Named Executive Officers for the fiscal year ended December 31, 2006. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other three most highly compensated executive officers for 2006.

No executive officer who would otherwise have been included in such table on the basis of compensation for fiscal year 2006 has been excluded by reason of his or her termination of employment or change in executive status during the fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (1) ($)	All Other Compensation ($)	Total ($)
Harry D. Madonna Chief Executive Officer (2)	2006	330,000	250,000	87,301	49,340	716,641

Louis J. DeCesare President (3)	2006	200,000	125,000	43,182	23,770	391,952

Paul Frenkiel Chief Financial Officer (4)	2006	104,000	13,000	22,147	9,369	148,516

Randy McGarry Executive Vice President and Chief Operations Officer (5)	2006	100,935	28,800	22,203	11,431	163,369

Paul A. Verdi, Jr. Executive Vice President (6)	2006	136,500	40,950	28,774	20,678	226,902

(1)
The amount shown for Harry D. Madonna includes $7,799 for a supplemental retirement plan which has not been offered since 1992, with the balance resulting from the deferred compensation plan contribution and plan earnings. Amounts shown for all others are comprised of the deferred compensation plan contribution and plan earnings.

(2)
Other compensation for Harry D. Madonna includes $13,510 of automobile and transportation allowance, $27,485 of business development expense including a club membership which is sometimes used for personal purposes, $4,145 for a limited term disability policy and $4,200 for a 401k match.

(3)
Other compensation for Louis J. DeCesare includes $11,230 of automobile and transportation allowance and $12,540 of business development expense including a club membership which is sometimes used for personal purposes

(4)	Other compensation for Paul Frenkiel includes $4,550 of automobile and transportation allowance and $4,819 for a 401k match.

(5)	Other compensation for Randy McGarry includes $ 6,164 of automobile and transportation allowance and $5,267 for a 401k match.

(6)	Other compensation for Paul A. Verdi Jr. includes $7,098 of automobile and transportation allowance, $6,923 of business development expense and $6,657 for a 401k match.

The columns disclosing stock awards and option awards were omitted because no named executive officer received any such awards in 2006.

The table disclosing grants of plan-based awards was omitted, because no named executive officer received any such awards in 2006.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Harry D. Madonna Chief Executive Officer	24,640		11.06	April 20, 2015
	23,038		6.78	January 1, 2014
	21,683		3.43	December 17, 2012
	21,683		3.05	February 19, 2012
	27,104		1.99	December 26, 2010

Louis J. DeCesare President	15,350		11.06	April 20, 2015
	16,262		6.78	January 1, 2014
	3,388		4.14	March 31, 2013
	4,065		3.05	February 19, 2012
	4,065		2.99	April 16, 2011

Randy McGarry Executive Vice President and Chief Operations Officer	2,710		11.06	April 20, 2015
	5,420		4.54	August 4, 2013
	2,710		3.05	February 19, 2012

Paul A. Verdi, Jr. Executive Vice President	3,696		11.06	April 20, 2015
	3,388		4.14	March 31, 2013
	6,776		6.78	January 1, 2014
	4,065		3.05	February 19, 2012
	6,776		1.99	December 26, 2010

The columns relating to equity incentive plan awards and stock awards were omitted because no officer had any such awards outstanding in 2006. All of the options shown in the above table are fully vested.

The options exercised and stock vesting table was omitted because no named executive officer exercised or had shares vested in 2006.

2006 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Harry D. Madonna Chief Executive Officer	Supplemental retirement benefits	14	202,772

No payments have been made since the plan's inception in 1992, accordingly the payments during last fiscal year column was omitted. The Company maintains a supplemental retirement plan. The plan was frozen and no other named executive officers are entitled to any benefits under the plan. Years of credited service were determined based on the same pension plan measurement date that we used in preparing our audited financial statements for the year ended December 31, 2006. The present value of accumulated benefit was calculated based upon the actuarial present value of accumulated benefits, calculated as of year end using the assumptions set forth in the “Benefit Plans” footnote included in our audited financial statements for the year ended December 31, 2006.

2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table set forth contributions to the Company’s deferred compensation plan. The plan permits participants to make contributions up to the amount of the executive’s salary subject to applicable limitations under the Internal Revenue Code (the “Code”). In addition, the company may make discretionary contributions to the plan which represent a percentage of the participant’s salary. Earnings are wholly determined by the increase in value of the underlying equity investments. The plan permits withdrawals and distributions upon retirement and, subject to applicable limitations under the Code, limited hardship withdrawals.
Name	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End (2) ($)
Harry D. Madonna Chief Executive Officer	79,503	14,933	188,965
Louis J. DeCesare President	43,182	4,283	116,515
Paul Frenkiel Chief Financial Officer	22,147	2,909	68,655
Randy McGarry Executive Vice Presient and Chief Operations Officer	22,203	3,907	63,205
Paul A. Verdi, Jr. Executive Vice President	28,774	3,157	80,756

(1) These amounts are also included in the Summary Compensation Table.

(2) As of December 31, 2006, none of the above balances had vested.

The executive contributions column was omitted because no executive elected to make contributions to the plan in 2006.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualifies Deferred Compensation Earnings (1) ($)	All Other Compensation ($)	Total ($)
William W. Batoff	28,000	7,466		35,466
Robert J. Coleman	26,000			26,000
Lyle W. Hall, Jr.	29,500			29,500
Neal I. Rodin	27,750	7,211		34,961
Steven J. Shotz (2)	58,250	7,211	12,596	78,057
Barry L. Spevak	29,000			29,000
Harris Wildstein Esq. (3)	46,000	6,933	11,004	63,937

(1)
Amounts shown represent the 2006 expense for supplemental retirement benefits for directors who served as such in 1992, the year in which the benefit originated. The benefit has not been offered since 1992.

(2)	All other compensation for Steven J. Shotz includes $12,596 as auto and other transportation allowance in his capacity as chairman of the loan committee.

(3)	All other compensation for Harris Wildstein Esq. includes $11,004 of expenses for business development.

The stock award, option award and non-equity incentive plan award columns were omitted because no director received such compensation in 2006. As of December 31, 2006, the following directors had the following outstanding options: Mr. Batoff 23,683 options; Mr. Coleman 9,996 options; Mr. Hall 9,996 options; Mr. Rodin 22,328 options; Mr. Shotz 115,270 options; Mr. Spevak 9,996 options; and Mr. Wildstein 111,208 options.

Compensation of Directors

Employee Directors receive no additional compensation for their participation in Board meetings. Non-employee Directors receive a $6,000 quarterly retainer and $500 for each committee meeting attended, except that the chair of each committee receives $750 for each committee meeting attended. Also, Audit Committee members receive $1,000 for each meeting attended, and the Audit Committee chair receives $1,500 for each meeting attended.

Employment Agreements and Change in Control Agreements

Harry D. Madonna. Mr. Madonna currently serves as Chairman of the Board and Chief Executive Officer of the Bank and Company under the terms of an agreement (the “Madonna Agreement”) with a term of three years beginning January 1, 2007, at his prior annual base salary of $330,000. The annual base salary will increase 10% on April 1, 2007 and annually for each of the second and third years of the Madonna Agreement. The Bank may terminate the Madonna Agreement after three years with six months prior notice or any time for cause. Mr. Madonna may terminate the agreement upon six months notice. Mr. Madonna is also eligible to receive an annual bonus in an amount set by the sole discretion and determination of the Compensation Committee upon achieving mutually agreed upon budget criteria. He will also receive 25% of base salary and his most recent bonus as deferred compensation pursuant to the Bank’s Deferred Compensation Plan. Annually, for each of the three years of the contract, Mr. Madonna will receive 12,000 stock options at an exercise price equal to the stock’s market price on the date of grant, with four year vesting periods. Mr. Madonna will be provided an automobile and will be reimbursed for its operation, maintenance and insurance expenses. Additionally, he will receive health and disability insurance available to all employees, term life insurance for three times his salary, business related travel and entertainment expenses and club dues and expenses. Upon the occurrence of a change in control (as defined in the Agreement), or termination without cause, Mr. Madonna will receive a severance payment equal to three times both his annual base salary and the most recent three year average of his bonuses. Also he will receive three years of health and life insurance and an automobile. Mr. Madonna will also receive a “gross-up’ payment as reimbursement for any additional excise taxes which may be triggered under section 4999 of the Internal Revenue Code. The Madonna Agreement provides for the non-disclosure by Mr. Madonna of confidential information acquired by him in the context of his employment with the Bank. Had Mr. Madonna been terminated as of December 31, 2006 without cause or in connection with a change in control, he would have received cash severance, life and health insurance benefits, automobile allowances and tax gross ups aggregating approximately $2.2 million.

Louis J. DeCesare  Mr. DeCesare currently serves as President of the Bank under the terms of an agreement (the “DeCesare Agreement”) with a term of three years beginning January 1, 2007, at a salary of $250,000. The annual base salary will increase 10% annually for each of the second and third years of the DeCesare Agreement. The Bank may terminate the DeCesare Agreement after three years with six months prior notice or any time for cause. Mr. DeCesare may terminate the agreement upon six months notice. Mr. DeCesare is also eligible to receive an annual bonus in an amount set by the sole discretion and determination of the Compensation Committee upon achieving mutually agreed upon budget criteria. Mr. DeCesare will also receive 20% of base salary and most recent bonus as deferred compensation pursuant to the Bank’s Deferred Compensation Plan. Annually, for each of the three years of the contract, Mr. DeCesare will receive 12,000 stock options at an exercise price equal to the stock’s market price on the date of grant, with four year vesting periods. Mr. DeCesare will receive a monthly automobile allowance of $1,250. Additionally, Mr. DeCesare will receive health and disability insurance available to all employees, term life insurance for three times his salary, business related travel and entertainment expenses and club dues and expenses. Upon the occurrence of a change in control (as defined in the Agreement), or termination without cause, Mr. DeCesare will receive a severance payment equal to three times of both his annual base salary the most recent three year average of his bonuses. Also he will receive three years of health and life insurance. He will also receive a “gross-up’ payment as reimbursement for any additional excise taxes which may be triggered under section 4999 of the Internal Revenue Code. The DeCesare Agreement provides for the non-disclosure by Mr. DeCesare of confidential information acquired by him in the context of his employment with the Bank, and a one year restrictive covenant encompassing various non-compete agreements. Had Mr. DeCesare been terminated as of December 31, 2006 without cause or in connection with a change in control, he would have received cash severance, life and health insurance benefits and tax gross-ups aggregating approximately $1.4 million.

Other Executives. The Company has adopted a change in control policy according to which, upon the occurrence of any one of the events described therein as resulting in a change in control which has not been approved by a majority of our incumbent directors, each senior officer of the Company will receive a payment equal to 2 times such officer’s annual base salary, in the event that the officer determines not to continue their employment after such event.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2006, with respect to the shares of common stock the may be issued under the Company’s existing equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a)
Equity compensation plans approved by security holders: Amended and Restated Stock Option Plan and Restricted Stock Plan	601,317	$6.10	(1)
Equity compensation plans not approved by security holders:	--	--	--
Incentives to acquire new employees	--	--	--
Total	601,317	$6.10	(1)

(1)
The amended plan includes an "evergreen formula" which provides that the maximum number of shares which may be issued is 1,540,000 shares plus an annual increase equal to the number of shares required to restore the maximum number of shares available for grant to 1,540,000 shares.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s officers and Directors and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of the reports filed by such persons, the Company believes that all filings required to be made by Reporting Persons for the period from January 1, 2006 through December 31, 2006 were made on a timely basis. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the reports contained herein by the Audit Committee and the Compensation and Option Committee shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three Directors, each of whom is independent as defined by Rule 4200(15) of the NASDAQ Stock Market. The Audit Committee operates under a written charter approved by the Board of Directors.

A copy of the charter is available on the Company’s website at www.rfbkonline.com.

Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2006 with management and the independent accountant and reviewed the Annual Report on Form 10-K. The Audit Committee has discussed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU § 380). The Audit Committee received the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent accountant the independent accountant’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the disclosures and representations of management and the independent accountants, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Lyle W. Hall, Chair
William W. Batoff
Barry L. Spevak

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 20, 2007, information with respect to the securities holdings of all persons which the Company, pursuant to filings with the Securities and Exchange Commission and the Company’s stock transfer records, has reason to believe may be deemed the beneficial owners of more than five percent (5%) of the Company's outstanding common stock. The following table also sets forth, as of such date, the beneficial ownership of the Company's common stock by each Director and nominee for Director of the Company, by the Company’s Chief Executive Officer, Chief Financial Officer and by each of the Company’s three other most highly compensated executive officers in 2006, and by all of the Company’s officers and Directors as a group. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class(2)
Harry D. Madonna	642,197(3)	6.5%
William W. Batoff	126,639(5)	1.3%
Robert J. Coleman	145,516(4)	1.5%
Neal I. Rodin	175,982(6)	1.8%
Steven J. Shotz	371,571(7)	3.8%
Harris Wildstein, Esq.	694,611(8)	7.0%
Louis J. DeCesare	66,884(9)	*
Paul Frenkiel	107,236(14)	1.0%
Lyle W. Hall, Jr.	41,750(10)	*
Barry L. Spevak	19,218(11)	*
Paul A. Verdi	35,433(12)	*
Randy McGarry	22,666(13)	*
All Directors and executive officers as a group (12 persons)	2,449,703	23.6%

* Represents less than 1% of the issued and outstanding shares.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Republic First Bancorp, Inc., 1608 Walnut Street, Philadelphia, PA 19103.

(2)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. As of February 20, 2007 there were 9,747,312 shares of the Company’s common stock outstanding.

(3)	Includes 130,148 shares of common stock subject to options of which 118,148 are currently exercisable.

(4)	Includes 9,996 shares of common stock issuable upon exercise of options of which 6,996 are currently exercisable.

(5)	Includes 23,683 shares of common stock issuable upon the exercise options of which 20,683 are currently exercisable.

(6)	Includes 22,328 shares of common stock issuable upon exercise of options of which 19,328 are currently exercisable.

(7)	Includes 115,270 shares of common stock issuable upon exercise of options of which 112,270 are currently exercisable.

(8)
Includes 111,208 shares of common stock issuable upon exercise of options of which 108,208 are currently exercisable. Does not include 9,164 shares held as custodian, 40,018 shares in trust, and 11,123 shares with power of attorney for his grandchildren, children and mother, for which Mr. Wildstein disclaims beneficial ownership. Also does not include 1,126 shares owned by his son outright for which Mr. Wildstein disclaims beneficial ownership.

(9)	Includes 55,132 shares of common stock issuable upon exercise of options of which 43,132 are currently exercisable.

(10)	Includes 9,996 shares of common stock issuable upon exercise of options of which 6,996 are exercisable.

(11)	Includes 9,996 shares of common stock issuable upon exercise of options of which 6,996 are exercisable.

(12)	Includes 29,702 shares of common stock issuable upon exercise of options of which 24,702 are currently exercisable.

(13)	Includes 15,841 shares of common stock issuable upon exercise of options of which 10,841 are currently exercisable.

(14)	Includes 5,000 shares of common stock issuable upon exercise of options none of which are currently exercisable.

Certain Relationships and Related Party Transactions

Certain of the Directors of the Company and/or their affiliates have loans outstanding from the Bank which, as noted above, is a wholly-owned subsidiary of the Company. All such loans were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not involve more than the normal risk of collectability or present other unfavorable features.

Mr. Madonna also serves as Chairman and Chief Executive Officer and Mr. Frenkiel serves as Chief Financial Officer of First Bank of Delaware.

The following important intercompany agreements between the Company and First Bank of Delaware have remained in force following the spin-off of First Bank of Delaware by the Company in 2005:

•	Financial Accounting and Reporting Service Agreement dated July 31, 2004;

•	Compliance Services Agreement dated July 31, 2004;

•	Operation and Data Processing Services Agreement dated July 31, 2004; and

•	Human Resources and Payroll Services Agreement dated July 31, 2004

The agreements set forth above provide for data processing, accounting, human resources and compliance services. All such services are provided by BSC Services Corporation, a subsidiary of First Bank of Delaware. The Bank and First Bank of Delaware

reimburse BSC Services Corporation for actual costs incurred in connection with the provision of such services.

Another intercompany agreement which is currently in effect between the Bank and First Bank of Delaware is:

•
an agreement dealing with the Bank’s participation in tax anticipation loans made by First Bank of Delaware. Tax anticipation loans are short-term, small amount loans repayable out of the tax refund paid to the borrower, primarily from the U.S. Treasury. The agreement provides for the purchase by the Bank of such loans made by First Bank of Delaware, which due to its size, is more limited in the amount of such loans it can retain. First Bank of Delaware retains a $3 servicing fee for each tax anticipation loan sold to the Bank. In 2006, the Bank has paid First Bank of Delaware approximately $320,934 in such fees.

Registered Public Accounting Firm

The following table presents fees for the audit of the Company’s annual financial statements and other professional services by Beard Miller Company, LLP (“Beard”), the Bank’s independent auditors, for 2006 and 2005.

	2006	2005

Audit Fees:	$131,000	$105,000

Audit-Related Fees:		--

Tax Fees:	12,500	9,500

All Other Fees:		--

Total Fees	$143,500	$114,500

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Beard in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense, customs and duties, and mergers and acquisitions.

All Other Fees consist of fees billed for products and services provided by the principal accountant, other than those services described above.

Representatives of Beard are expected to be present at the Annual Meeting, they will have the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Audit Committee Pre-Approval Procedures

The Audit Committee meets with our independent auditors to approve the annual scope of accounting services to be performed and the related fee estimates. The Audit Committee also meets with the Company’s independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to the Company’s earnings announcements, to review the results of their auditors’ work. During the course of the year, the chairman of the Audit Committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The chairman reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and the Company’s independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. During fiscal 2006, all audit and non-audit services performed by Beard for the Company were pre-approved by the Audit Committee in accordance with the foregoing procedures.

Shareholder Proposals and Nominations for the 2008 Annual Meeting

Any shareholder who intends to present a proposal for consideration at the Company’s 2008 Annual Meeting of Shareholders must submit her or his proposal to the Company no later than November 25, 2007 in order to have the Company consider the inclusion of such proposal in the Company’s 2008 proxy and proxy statement relating to the 2007 Annual Meeting. Reference is made to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for information concerning the content and form of such proposal and the manner in which such proposal must be made.

Any shareholder who intends to present a proposal for consideration at the Company’s 2008 annual meeting of shareholders must deliver written notice to the Company’s corporate secretary no later than November 24, 2007. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

Nominations for election to the Board of Directors at the 2008 Annual Meeting may be made only in writing by a shareholder entitled to vote at the 2008 Annual Meeting of Shareholders. Such nominations must be addressed as follows: Denise Tinney, Corporate Secretary, Republic First Bancorp, Inc., 1608 Walnut Street, Philadelphia, PA 19103. Nominations for the 2008 Annual Meeting must be received by the Corporate Secretary no later than November 24, 2007 and must be accompanied by the following information: (i) the name and address of the share-holder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been re-quired to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated or intended to be nominated by the Board; and (v) the consent of each nominee to serve as a Director of the Company if so elected. The Chairman of any meeting of shareholders held to elect Directors and the Board of Directors may refuse to recognize the nomination of any person not made in compliance with such provisions.

Annual Report and Form 10-K

The Company will provide without charge to each shareholder of the Company, upon receipt of a written request, a full copy of the Company’s Annual Report and Form 10-K for the year ended December 31, 2006, including all materials filed as an exhibit or schedule thereto. A request for such copy should be delivered to Denise Tinney, Corporate Secretary, Republic First Bancorp, Inc., 1608 Walnut Street, Philadelphia, PA 19103. Such request should also set forth a good faith representation that as of March 13, 2007, the requesting party was a beneficial owner of the Company’s common stock.

Other Matters

Management does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. The shareholders, present and voting at the Annual Meeting, may extend by adjournment the Annual Meeting as provided in the Bylaws.

IT IS IMPORTANT THAT YOU RETURN YOUR SIGNED PROXY CARD PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors,

Denise Tinney,
Corporate Secretary

March 23, 2007

REVOCABLE PROXY
REPUBLIC FIRST BANCORP, INC. COMMON STOCK
[X] PLEASE MARK VOTES AS IN THIS EXAMPLE
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	(1) Election of Directors: Neal I. Rodin Steven J. Shotz BarryL. Spevak	For With-hold For All Except [ ] [ ] []
The undersigned shareholder of Republic First Bancorp, Inc. (the “Company”) hereby constitutes and appoints Paul A. Verdi and Maria L. Oliveri, or either of them the lawful attorneys and proxies of the undersigned both with full power of substitution, for and on behalf of the undersigned, to vote as specified on the reverse side, all of the shares of the Corporation’s common stock held of record by the undersigned on March 13, 2007 at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 24, 2007, at4:00 p.m., at The Union League of Philadelphia, Broad & Sansom Streets, Philadelphia, PA19102 and at any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THEREVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR”PROPOSAL (1). IF ANY OTHER MATTERS ARE VOTED ON AT THE ANNUAL MEETING, THISPROXY WILL BE VOTED BY THE PROXYHOLDERS ON SUCH MATTER IN THEIR SOLEDISCRETION. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

________________________________________________

Please complete, date and sign this proxy below and mail without delay in the enclosed envelope. NOTE: Joint owners must EACH sign. Please sign EXACTLY as your name(s)appear(s) on this card. Signature(s) should agree with name(s) on proxy form. Executors, administrators, trustees, and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.

Receipt of the Company’s Annual Report and Notice of Meeting and Proxy Statement, dated March 23, 2007 is hereby acknowledged.

Please be sure to sign and date
this Proxy in the box below.
        Date
        ___________________

__________________________________________________
Shareholder sign above _________Co-holder (if any) sign above

+
Detach above card, sign, date and mail in postage paid envelope provided.

REPUBLIC FIRST BANCORP, INC.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXYCARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.
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